SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:  December 10, 2004
(Date of earliest event reported)

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28559	36-4408076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 South Wacker Drive, Suite 1200
Chicago, Illinois 60606
(Address of Principal Executive Offices)

(312) 660-5000
Registrant’s telephone number including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 10, 2004, the United States Bankruptcy Court for the Northern District of Illinois (the “Court”) approved the transactions contemplated by that certain Asset Purchase Agreement (the “Agreement”) entered into effective as of December 10, 2004, by and between Universal Access, Inc. (“UAI”), a wholly-owned subsidiary of Universal Access Global Holdings Inc. (the “Company”), and Last Mile Connections, Inc. (“LMC”).  The Agreement relates to the sale of certain assets and agreements of UAI used in connection with UAI’s business of operating various network interconnection and collocation facilities called Universal Transport Exchanges (“UTXs”) in eight different locations throughout the United States (the “UTX Locations”).  The Agreement supercedes and replaces in its entirety that certain Asset Purchase Agreement entered into by and between UAI and LMC on May 13, 2004, prior to the Company’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code.

On December 15, 2004, LMC and UAI closed the transaction contemplated by the Agreement.  Under the Agreement, UAI transferred to LMC all of its assets (the “Purchased Assets”) used in connection with the UTX business at the UTX Locations.  The Purchased Assets consist primarily of the real property leases of UAI for the UTX Locations (the “Real Property Leases”), that certain Metro Dark Fiber Agreement with Level 3 Communications, LLC, dated October 29, 2001 (the “Level 3 Agreement”), and certain specific items of personal property and equipment located at the UTX Locations.  In consideration for the Purchased Assets, LMC assumed all obligations and liabilities that accrue after the closing and arise under the Real Property Leases and the Level 3 Agreement.

The Agreement includes customary representations and warranties on the part of each of the parties.  The Agreement contains cross-indemnification provisions by which each party indemnifies the other for breach of representations, warranties and covenants made by such party.  Each party’s respective exposure under the indemnification provisions, absent fraud, is limited to $1 million.

In addition, UAI agreed that, for a period of twelve months following the closing, neither it nor any of its affiliates would construct or build out any UTXs or other collocation facilities at any of the UTX Locations.  Further, UAI agreed that for a period of two years following the closing, neither it nor any of its affiliates would solicit the employees of LMC or any of its affiliates.

As part of the Agreement, UAI cured existing defaults under the agreements to be assumed by LMC.  The cost to cure the existing defaults under the agreements assumed by LMC pursuant to the Agreement was approximately $250,000.

Upon the closing of the Agreement, UAI and LMC entered into a definitive Master Service and Space Agreement (the “Service Agreement”).  The Service Agreement provides for the following:  (i) the terms and conditions under which LMC will license to UAI certain space in the UTX Locations and UAI will continue to provide that space to third party customers pursuant to agreements under which UAI has licensed to third parties the right to locate equipment in a portion of a UTX Site; (ii) terms and conditions under which LMC will sell to UAI certain circuits acquired by LMC from third party providers which UAI will sell to its third party customers pursuant to agreements under which UAI provides lit communications services to third party customers through the UTX Locations; (iii) the terms and conditions under which LMC will make available to UAI additional space and services within the UTX Locations for future use by UAI; (iv) the terms and conditions under which LMC will provide certain additional telecommunications services to UAI; (v) the execution of a separate agreement under which UAI will resell to LMC certain long distance telecommunications services ordered thereunder by LMC from time to time; and (vi) the terms and conditions under which LMC will maintain UAI’s circuits existing as of the closing date at the UTX Locations.

Additionally, unrelated to the Agreement and transaction described above, on December 10, 2004, UAI entered into a letter agreement with AT&T Corp.  The letter agreement provides that until January 21, 2005, the parties’ purchase and receipt of certain telecommunications data services will continue to be governed by the terms of the Data Services Terms and Pricing Attachment between AT&T Corp. and UAI (the “Data Attachment”).  The Data Attachment is a part of the parties’ Amended and Restated AT&T Master Carrier Agreement executed by UAI on June 19, 2001.

Item 8.01.              Other Events

As previously disclosed, on August 4, 2004, the Company and four affiliates filed a voluntary petition for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois.  A complete listing of all motions filed in the bankruptcy case may be accessed through the United States Bankruptcy Court for the Northern District of Illinois pacer system (https://ecf.ilnb.uscourts.gov/) using case number 04-B28747 and associated cases.  The Company remains in possession of its assets and properties and continues to operate its businesses as a “debtor-in-possession” pursuant to Section 1107(a) and 1108 of the Bankruptcy Code.

Additionally, as previously disclosed, the Company does not intend to continue filing annual and periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In lieu of filing its annual and periodic reports under the Exchange Act, the Company plans to file its monthly operating reports filed with the Bankruptcy Court (the “Operating Reports”).  Accordingly, the Company is filing its Operating Report for the period of November 1, 2004 to November 30, 2004, which was filed with the Bankruptcy Court on December 15, 2004.

Item 9.01 – Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description

99.1	Operating Report for the period of November 1, 2004 to November 30, 2004, filed with the U.S. Bankruptcy Court for the Northern District of Illinois on December 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2004

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

	By:	/s/ Randall R. Lay
	Its:	Chief Executive Officer